For Immediate Release

Builders FirstSource Reports Fourth Quarter and Full Year 2023 Results; Provides 2024 Financial Outlook

February 22, 2024 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the fourth quarter and full year ended December 31, 2023.

BFS Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
For the fourth quarter, net sales were $4.2 billion, a 4.7% decrease, primarily driven by a decline in core organic net sales of 1.3% and commodity deflation of 5.0%, partially offset by growth from acquisitions of 1.6%.
•
For the fourth quarter, net income was $350.7 million, or $2.83 earnings per diluted share, compared to net income of $384.5 million, or $2.62 earnings per diluted share, in the same period a year ago. The 8.8% decrease in net income was primarily driven by lower net sales.
•
For the fourth quarter, Adjusted EBITDA decreased 1.6% to $685.5 million, primarily driven by lower net sales. Adjusted EBITDA margin increased by 50 basis points from the prior year period to 16.5%, attributable to higher gross margin, partially offset by reduced operating leverage. The Adjusted EBITDA margin has remained in the mid-teens or better for 11 consecutive quarters.
•
For the twelve months ended December 31, 2023, cash provided by operating activities was $2.3 billion, and cash used in investing activities was $0.7 billion. The Company’s free cash flow was $1.9 billion.
•
The Company repurchased $1.8 billion of shares in 2023, reducing its total shares outstanding by 12.2% in 2023.

“I'm proud of our fourth quarter and full year results, which demonstrated the strength of our broad product portfolio and continued execution by our resilient team members. Despite a challenging operating environment in 2023, which saw a significant reduction in single-family starts, we delivered a high-teens EBITDA margin. We accomplished this through operational rigor and by closely partnering with our customers to help address their pain points through use of our value-added solutions, solidifying our position as the easiest to do business with across the industry,” commented Dave Rush, CEO of Builders FirstSource.

Mr. Rush continued, “As we turn to 2024, we are excited about the opportunities in front of us. As we outlined at our recent Investor Day in December, we remain focused on our consistent strategy of growing our value-added products and services, investing in digital innovations, operating efficiently, and compounding long-term shareholder value.”

Peter Jackson, CFO of Builders FirstSource, added, “Our fourth quarter and full year results demonstrate the effectiveness of our operating model through the cycle. Our fortress balance sheet, strong cash flow generation, and ability to prudently deploy capital to the highest return opportunities, including acquisitions and share repurchases, continues to position us for long-term success. We are leveraging our sustainable competitive advantages and strong financial position to drive future growth and value creation for our shareholders.”

Fourth Quarter 2023 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales of $4.2 billion, a 4.7% decrease, primarily driven by a decline in core organic net sales of 1.3% and commodity deflation of 5.0%, partially offset by growth from acquisitions of 1.6%.
•
Core organic net sales declined 1.3% driven by Single-Family decreasing 3.5%, while Multi-Family and Repair and Remodel (“R&R”)/Other increased 4.3% and 4.2%, respectively. On a weighted basis, the decline in Single-Family reduced sales by 2.5%, while the increases in Multi-Family and R&R/Other increased sales by 0.5% and 0.7%, respectively.

Gross Profit

•
Gross profit was $1.5 billion, a decrease of 1.4% compared to the prior year period. The gross profit margin percentage increase of 120 basis points to 35.3% was primarily driven by productivity and Multi-Family strength, partially offset by core organic margin normalization.

Selling, General and Administrative Expenses

•
SG&A was $974.4 million, an increase of $15.8 million, or 1.6%, primarily driven by variable compensation and additional expenses from operations acquired within the last twelve months, partially offset by a reduction in expense related to customer reserves. As a percentage of net sales, total SG&A increased by 150 basis points to 23.5%, primarily attributable to reduced operating leverage.

Interest Expense

•
Interest expense increased $4.6 million to $46.8 million, primarily due to higher debt balances and interest rates.

Income Tax Expense

•
Income tax expense was $92.9 million, compared to $99.3 million in the prior year period. The effective tax rate in the fourth quarter increased 40 basis points year-over-year to 20.9%.

Net Income

•
Net income was $350.7 million, or $2.83 earnings per diluted share, compared to net income of $384.5 million, or $2.62 earnings per diluted share, in the same period a year ago. The 8.8% decrease in net income was primarily driven by lower net sales.

Adjusted Net Income

•
Adjusted net income was $439.3 million, a decrease of 6.7%, primarily driven by lower net sales.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $3.55, compared to $3.21 adjusted earnings per diluted share in the same period a year ago. The 10.6% increase was primarily driven by share repurchases, partially offset by lower net sales.

Adjusted EBITDA

•
Adjusted EBITDA decreased 1.6% to $685.5 million, primarily driven by lower net sales.
•
Adjusted EBITDA margin increased by 50 basis points from the prior year period to 16.5%, attributable to higher gross margin, partially offset by reduced operating leverage.

Full Year 2023 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales of $17.1 billion, a 24.8% decrease, primarily driven by a decline in core organic net sales of 17.3% and commodity deflation of 11.1%, partially offset by growth from acquisitions of 3.6%.
•
Core organic net sales declined 17.3%, driven by Single-Family decreasing 24.1%, while Multi-Family and Repair and Remodel (“R&R”)/Other increased 20.3% and 0.7%, respectively. On a weighted basis, the decline in Single-Family reduced sales by 18.9%, while the increases in Multi-Family and R&R/Other increased sales by 1.5% and 0.1%, respectively.

Gross Profit

•
Gross profit was $6.0 billion, a decrease of 22.4% compared to the prior year period. The gross profit margin percentage increase of 110 basis points to 35.2% was largely driven by Multi-Family strength, partially offset by core organic margin normalization.

Selling, General and Administrative Expenses

•
SG&A was $3.8 billion, a decrease of $137.7 million, or 3.5%, primarily driven by lower variable compensation due to lower core organic net sales and a reduction in expense related to customer reserves, partially offset by additional expenses from operations acquired within the last twelve months. As a percentage of net sales, total SG&A increased by 490 basis points to 22.4%, primarily attributable to reduced operating leverage.

Interest Expense

•
Interest expense decreased $6.3 million to $192.1 million, primarily due to the loss on extinguishment of $27.4 million related to debt redemption recognized in the second quarter of 2022, partially offset by higher debt balances and interest rates.

Income Tax Expense

•
Income tax expense was $443.6 million, compared to $822.5 million in the prior year period, and the effective tax rate for the year decreased 60 basis points year-over-year to 22.4%.

Net Income

•
Net income was $1.5 billion, or $11.94 earnings per diluted share, compared to net income of $2.7 billion, or $16.82 earnings per diluted share, in the same period a year ago. The 44.0% decrease in net income was primarily driven by lower net sales.

Adjusted Net Income

•
Adjusted net income was $1.9 billion, a decrease of 38.5%, primarily driven by lower net sales.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $14.59, compared to $18.71 adjusted earnings per diluted share in the same period a year ago. The 22.0% decrease was primarily driven by lower net sales, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 33.8% to $2.9 billion, primarily driven by lower net sales.
•
Adjusted EBITDA margin decreased by 230 basis points from the prior year period to 17.0%, primarily due to lower net sales and reduced operating leverage.

Capital Structure, Leverage, and Liquidity Information

•
For the fourth quarter, cash provided by operating activities was $611.7 million, down $359.7 million compared to the prior year period, while free cash flow was $515.3 million, down $324.4 million compared to the prior year period.
•
For the twelve months ended December 31, 2023, cash provided by operating activities was $2.3 billion, and cash used in investing activities was $0.7 billion. The Company’s free cash flow was $1.9 billion.
•
Liquidity as of December 31, 2023, was approximately $1.3 billion, consisting of $1,270.0 million in net borrowing availability under the revolving credit facility and $70.0 million of cash on hand.
•
As of December 31, 2023, Adjusted EBITDA was $2.9 billion and net debt was $3.1 billion, resulting in a net debt to Adjusted EBITDA ratio of 1.1x, compared to 0.7x in the prior year period.
•
The Company repurchased 1.6 million shares of its common stock in the fourth quarter at an average price of $131.74 per share for $208.9 million, inclusive of fees and taxes. In 2023, the Company repurchased 17.8 million shares of its common stock at an average price of $100.49 per share for $1.8 billion, inclusive of fees and taxes. The Company reduced its total shares outstanding by 12.2% in 2023.
•
On February 21, 2024, the Company’s Board of Directors authorized the repurchase of up to $1.0 billion of the Company’s outstanding shares of common stock, inclusive of the approximately $200 million remaining in the prior share repurchase plan authorized in April 2023.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 87.1 million shares of its common stock, or 42.2% of its total shares outstanding, at an average price of $70.27 per share for a total cost of $6.1 billion. As of December 31, 2023, shares outstanding were 121.9 million.
•
The Company completed two acquisitions during the fourth quarter. In 2023, the Company completed seven acquisitions with aggregate sales in 2022 of approximately $540 million.

Operational Excellence Productivity

•
In 2023, the Company delivered approximately $175 million in productivity savings related to operations excellence and supply chain initiatives.
•
The Company expects to deliver $90 million to $110 million in productivity savings in 2024.

2024 Total Company Outlook

For 2024, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected benefit of price, commodity, and margin impacts for 2024.

•
Net Sales to be in a range of $17.5 billion to $18.5 billion.
•
Gross Profit margin to be in a range of 30% to 33%.
•
Adjusted EBITDA to be in a range of $2.4 billion to $2.8 billion.
•
Adjusted EBITDA margin to be in a range of 14.0% to 15.0%.
•
Free cash flow in the range of $1.0 billion to $1.2 billion, assuming average commodity prices in the range of $400 to $440 per thousand board feet (mbf).

2024 Full Year Assumptions

The Company’s anticipated 2024 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single-Family starts are projected to be up mid-single digits, Multi-Family starts down 20% to 30%, and R&R is projected to be up low single digits.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of 1% to 1.5%.
•
Total capital expenditures in the range of $400 million to $500 million.
•
Interest expense in the range of $190 million to $200 million.
•
An effective tax rate of 23.0% to 25.0%.
•
Depreciation and amortization expenses in the range of $525 million to $575 million.
•
Two more selling days are projected to add 0.7% net sales growth in 2024 versus 2023.

Conference Call

Builders FirstSource will host a conference call and webcast on Thursday, February 22, 2024, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Rush, Chief Executive Officer, and Peter Jackson, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time: 800-225-9448 (U.S. and Canada) and 203-518-9708 (international), Conference ID: BLDRQ423. A replay of the call will be available at 12:00 p.m. Central Time through Thursday, February 29, 2024. To access the replay, please dial 800-925-9941 (U.S. and Canada) or 402-220-5395 (international). The live webcast and archived replay can also be accessed on the Company's investor relations website at

investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

Upcoming Events

Management will participate in investor meetings at the NAHB International Builders' Show in Las Vegas on February 27-28, 2024, and at the Loop Capital Conference (virtually) on Monday, March 11, 2024.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 43 states with approximately 570 locations and have a market presence in 48 of the top 50 and 89 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information, assumptions, expectations, and projections about future events available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital strategies, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, consumer confidence, labor and supply shortages, and also lumber and other commodity prices. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense, technology implementation expense, debt issuance, and refinancing cost and amortization expense offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Years Ended December 31,
(in thousands, except per share amounts)	2023	2022	2021
Net sales	$17,097,330	$22,726,418	$19,893,856
Cost of sales	11,084,996	14,982,039	14,042,900
Gross margin	6,012,334	7,744,379	5,850,956
Selling, general and administrative expenses	3,836,015	3,974,173	3,463,532
Income from operations	2,176,319	3,770,206	2,387,424
Interest expense, net	192,115	198,373	135,877
Income before income taxes	1,984,204	3,571,833	2,251,547
Income tax expense	443,649	822,464	526,131
Net income	$1,540,555	$2,749,369	$1,725,416

Net income per share:
Basic	$12.06	$16.98	$8.55
Diluted	$11.94	$16.82	$8.48
Weighted average common shares:
Basic	127,777	161,960	201,839
Diluted	128,998	163,481	203,470

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Year Ended December 31,
(in thousands)	2023	2022	2021
Cash flows from operating activities:
Net income	$1,540,555	$2,749,369	$1,725,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	558,275	497,140	547,352
Amortization of debt discount, premium and issuance costs	4,685	4,837	3,869
Loss on extinguishment of debt	728	27,387	3,027
Deferred income taxes	(102,461)	(92,461)	(34,573)
Stock-based compensation expense	48,522	31,337	31,486
Credit loss expense	(11,488)	38,921	20,451
Non-cash net gain on assets	(7,072)	(1,965)	(32,421)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(12,641)	381,223	(474,362)
Inventories	231,457	271,889	(282,165)
Contract assets	18,023	24,051	(103,326)
Other current assets	10,941	15,173	(33,489)
Other assets and liabilities	(5,311)	15,189	(1,155)
Accounts payable	75,750	(314,004)	191,885
Accrued liabilities	(9,704)	(15,766)	91,419
Contract liabilities	(33,387)	(33,089)	90,135
Net cash provided by operating activities	2,306,872	3,599,231	1,743,549
Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(238,673)	(628,014)	(1,206,471)
Proceeds from divestiture of business	—	—	76,162
Purchases of property, plant and equipment	(476,335)	(340,152)	(227,891)
Proceeds from sale of property, plant and equipment	46,715	10,687	13,560
Net cash used in investing activities	(668,293)	(957,479)	(1,344,640)
Cash flows from financing activities:
Borrowings under revolving credit facility	5,128,000	5,881,000	3,125,000
Repayments under revolving credit facility	(4,928,000)	(6,205,000)	(2,612,000)
Proceeds from long-term debt and other loans	—	1,001,500	1,000,000
Repayments of long-term debt and other loans	(4,221)	(616,222)	(554,677)
Payments of debt extinguishment costs	—	(20,672)	(4,950)
Payments of loan costs	(1,897)	(16,797)	(19,450)
Exercise of stock options	659	589	726
Repurchase of common stock	(1,847,409)	(2,628,308)	(1,714,761)
Net cash used in financing activities	(1,652,868)	(2,603,910)	(780,112)
Net change in cash and cash equivalents	(14,289)	37,842	(381,203)
Cash and cash equivalents at beginning of period	80,445	42,603	423,806
Cash and cash equivalents at end of period	$66,156	$80,445	$42,603

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$66,156	$80,445
Accounts receivable, less allowances of $42,488 and $67,980, respectively	1,436,917	1,448,139
Other receivables	290,310	234,966
Inventories, net	1,228,265	1,426,196
Contract assets	165,677	183,700
Other current assets	113,403	124,201
Total current assets	3,300,728	3,497,647
Property, plant and equipment, net	1,803,824	1,567,631
Operating lease right-of-use assets, net	502,184	485,704
Goodwill	3,556,556	3,456,854
Intangible assets, net	1,298,173	1,550,944
Other assets, net	37,987	36,380
Total assets	$10,499,452	$10,595,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$881,384	$803,479
Accrued liabilities	717,528	739,009
Contract liabilities	162,659	193,178
Current portion of operating lease liabilities	98,217	100,758
Current maturities of long-term debt	3,649	6,355
Total current liabilities	1,863,437	1,842,779
Noncurrent portion of operating lease liabilities	434,081	404,463
Long-term debt, net of current maturities, discounts and issuance costs	3,177,411	2,977,842
Deferred income taxes	167,199	269,660
Other long-term liabilities	124,973	137,850
Total liabilities	5,767,101	5,632,594
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 121,857 and 138,864 shares issued and outstanding, respectively	1,219	1,389
Additional paid-in capital	4,270,948	4,257,667
Retained earnings	460,184	703,510
Total stockholders' equity	4,732,351	4,962,566
Total liabilities and stockholders' equity	$10,499,452	$10,595,160

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Reconciliation to Adjusted EBITDA:
GAAP net income	$350.7	$384.5	$1,540.6	$2,749.4
Acquisition and related expense	4.0	6.1	30.9	47.8
Technology implementation expense	29.8	17.3	81.4	29.0
Debt issuance and refinancing cost	-	-	0.7	27.4
Amortization expense	82.8	90.1	335.7	302.6
Tax-effect of adjustments to net income	(28.0)	(27.2)	(107.7)	(97.6)
Adjusted net income	$439.3	$470.8	$1,881.6	$3,058.6
Weighted average diluted common shares	123.8	146.8	129.0	163.5
Diluted adjusted net income per share:	$3.55	$3.21	$14.59	$18.71
Reconciling items:
Depreciation expense	$59.3	$51.6	$222.6	$194.6
Interest expense, net	46.8	42.2	191.4	171.0
Income tax expense	120.9	126.5	551.3	920.1
Stock compensation expense	13.0	4.7	48.5	31.3
Other management-identified adjustments (1)	6.2	1.1	3.9	1.0
Adjusted EBITDA	$685.5	$696.9	$2,899.3	$4,376.6
Adjusted EBITDA margin	16.5%	16.0%	17.0%	19.3%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2023	2022	2023	2022
Net sales	$4,150.9	$4,357.6	$17,097.3	$22,726.4
Cost of sales	2,686.0	2,872.5	11,085.0	14,982.0
Gross margin	1,464.9	1,485.1	6,012.3	7,744.4
Gross margin %	35.3%	34.1%	35.2%	34.1%
Adjusted SG&A as a % of sales (1)	18.9%	18.1%	18.2%	14.8%
Adjusted EBITDA	685.5	696.9	2,899.3	4,376.6
Adjusted EBITDA margin %	16.5%	16.0%	17.0%	19.3%
Depreciation expense	(59.3)	(51.6)	(222.6)	(194.6)
Interest expense, net of debt issuance cost and refinancing	(46.8)	(42.2)	(191.4)	(171.0)
Income tax expense	(120.9)	(126.5)	(551.3)	(920.1)
Other adjustments	(19.2)	(5.8)	(52.4)	(32.3)
Adjusted net income	$439.3	$470.8	$1,881.6	$3,058.6
Basic adjusted net income per share:	$3.58	$3.24	$14.73	$18.88
Diluted adjusted net income per share:	$3.55	$3.21	$14.59	$18.71
Weighted average common shares
Basic	122.6	145.5	127.8	162.0
Diluted	123.8	146.8	129.0	163.5

(1) Adjusted SG&A as a percentage of net sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration, and technology implementation expenses divided by net sales.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023		December 31, 2023
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0	$55.3	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0	44.6	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	27.5	550.0
Revolving credit facility @ 7.10% weighted average interest rate	9.1	464.0	40.1	464.0
Amortization of debt issuance costs, discount and premium	1.2	-	4.7	-
Finance leases and other finance obligations	4.8	195.3	19.5	195.3
Debt issuance and refinancing cost	-	-	0.7	-
Cash	-	(66.2)	-	(66.2)
Total	$47.0	$3,143.1	$192.4	$3,143.1

	Three Months Ended	Twelve Months Ended
(in millions)	December 31, 2023	December 31, 2023
Free Cash Flow
Operating activities	$611.7	$2,306.9
Less: Capital expenditures, net of proceeds	(96.4)	(429.6)
Free cash flow	$515.3	$1,877.3

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended December 31,
	2023		2022
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,105.6	26.6%	$1,142.7	26.2%	(3.2)%
Windows, doors & millwork	1,056.2	25.4%	1,127.9	25.9%	(6.4)%
Value-added products	2,161.8	52.0%	2,270.6	52.1%	(4.8)%

Specialty building products & services	948.8	22.9%	990.2	22.7%	(4.2)%
Lumber & lumber sheet goods	1,040.3	25.1%	1,096.8	25.2%	(5.2)%
Total net sales	$4,150.9	100.0%	$4,357.6	100.0%	(4.7)%

	Twelve Months Ended December 31,
	2023		2022
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$4,700.7	27.5%	$5,675.7	24.9%	(17.2)%
Windows, doors & millwork	4,289.1	25.1%	4,653.3	20.5%	(7.8)%
Value-added products	8,989.8	52.6%	10,329.0	45.4%	(13.0)%

Specialty building products & services	3,978.7	23.3%	4,310.6	19.0%	(7.7)%
Lumber & lumber sheet goods	4,128.9	24.1%	8,086.8	35.6%	(48.9)%
Total net sales	$17,097.3	100.0%	$22,726.4	100.0%	(24.8)%